(As filed May 30, 2002)

                                                                File No. 70-9645

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     POS-AMC
                        (Post-Effective Amendment No. 5)
                                       to
                                    FORM U-1
                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               EXELON CORPORATION
                           COMMONWEALTH EDISON COMPANY
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

                               PECO ENERGY COMPANY
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101

                         EXELON GENERATION COMPANY, LLC
                                 300 Exelon Way
                       Kennett Square, Pennsylvania 19348

                                INFRASOURCE, INC.
                                 200 Yale Avenue
                           Morton, Pennsylvania 19070

                              EXELON SERVICES INC.
                              2315 Enterprise Drive
                           Westchester, Illinois 60154

             (Names of companies filing this statement and addresses
                         of principal executive offices)

            --------------------------------------------------------

                               EXELON CORPORATION

          (Name of top registered holding company parent of applicants)

             -------------------------------------------------------

                               Randall E. Mehrberg
                  Executive Vice President and General Counsel
                               Exelon Corporation
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

                     (Name and address of agent for service)

             ------------------------------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

                                Harvey B. Dikter
                    Senior Vice President and General Counsel
                                InfraSource, Inc.
                                 200 Yale Avenue
                           Morton, Pennsylvania 19070

                              Constance W. Reinhard
                            Assistant General Counsel
                        Exelon Business Services Company
                            10 South Dearborn Street
                                   35th Floor
                                Chicago, IL 60603
                                 (312) 394-3604
                        constance.reinhard@exeloncorp.com
                        ---------------------------------

                           William T. Baker, Jr., Esq.
                            Thelen Reid & Priest LLP
                               40 West 57th Street
                            New York, New York 10019

         Post-Effective Amendment No. 1, filed in this proceeding on April 4, 2001, as amended by Post-Effective Amendments Nos. 3 and 4,1 is hereby further amended as follows:

         1. By replacing the paragraph added by Post Effective Amendment No. 3 with the following paragraph at the end of Item 1.3:

         "As indicated, under the Merger Order, the Commission granted an interim exemption under Section 13(b) of the Act from the at-cost standards of Rules 90 and 91 with respect to certain types of services rendered to and by the Utility Subsidiaries, including the infrastructure services provided by InfraSource, Inc.2 and mechanical contracting services provided by ES, as described above. The Merger Order specifies that, as of January 1, 2002, all these transactions will be performed at cost in accordance with Rules 90 and 91. By supplemental order dated December 20, 2001 in this proceeding (Holding Co. Act Release No. 27480)(the "Supplemental Order") the Commission extended the interim exemption granted under the Merger Order from December 31, 2001 until June 30, 2002. It is now requested that, pending a decision in this proceeding, the Commission issue a second supplemental order extending the interim exemption granted under the Merger Order and extended by the Supplemental Order from June 30, 2002 until February 28, 2003. The eight-month extension will afford the Commission the additional time needed for it to fully consider the policy implications raised by applicants and, if determined to be appropriate, formulate new policies in ruling on exemption requests under Section 13(b), without disrupting existing contractual relationships among the Utility Subsidiaries and their affiliates, all of which are currently in compliance with applicable affiliate transaction rules adopted by the Pennsylvania and Illinois Commissions. The eight-month extension will also give the Commission two months beyond year-end, traditionally its busiest time, to act. It is requested that the Commission issue a second supplemental order extending the interim exemption as soon as practical and in any event not later than June 30, 2002, so that the status of any existing affiliate agreements is not called into question."

         2.   By amending and restating Item 2 to read as follows:

         "The incremental fees, commissions and expenses incurred or to be incurred (1) in connection with Post-Effective Amendment No. 1 are estimated at not more than $10,000 and (2) in connection with Post-Effective Amendments
Nos. 3, 4 and 5 are estimated at not more than $5,000 each."

         3.   By amending and restating Item 3.3 to read as follows:

-------------------

     1   Post-Effective Amendment No. 2, which was filed on October 1, 2001, relates to matters that are not the subject of Post Effective Amendment No. 1. Post-Effective Amendment No. 3, which was filed on December 14, 2001, requested a supplemental order extending the interim exemption granted under the Merger Order from December 31, 2001 until June 30, 2002. Post-Effective Amendment
No. 4, which was filed on December 20, 2001, corrected a typographical error in Post-Effective Amendment No. 3.


     2   Since the date of the Supplemental Order referred to in this paragraph,
EIS has changed its name to "InfraSource Inc."

         "Rule 54. The proposed transaction is also subject to the requirements of Rule 54. Rule 54 provides that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an "exempt wholesale generator" ("EWG") or a "foreign utility company" ("FUCO"), or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company if paragraphs (a),
(b) and (c) of Rule 53 are satisfied.

         Exelon currently does not meet all of the conditions of Rule 53(a). As of March 31, 2002, Exelon's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $1,353 million which is in excess of the 50% of Exelon's average consolidated retained earnings of $1,006 million at March 31, 2002 which is the "safe harbor" limitation contained in Rule 53(a). However, by orders dated November 2, 2000 and December 8, 2000 (HCAR Nos. 27266 and 27296, together the "Financing Orders"), the Commission has authorized Exelon to increase its "aggregate investment" in EWGs and FUCOs to an amount of up to $4 billion. Therefore, although Exelon's "aggregate investment" in EWGs and FUCOs currently exceeds the 50% "safe harbor" limitation, this investment level is permitted under the Financing Orders.

         In any event, even taking into account the capitalization of and earnings from EWGs and FUCOs in which Exelon has an interest, there would be no basis for withholding approval of the proposed transaction. With regard to capitalization, since the issuance of the Financing Orders, there has been no material adverse impact on Exelon's consolidated capitalization resulting from Exelon's investments in EWGs and FUCOs. At March 31, 2002, Exelon's consolidated capitalization consists of 34% equity, 3% preferred securities, 61% long-term debt (including current maturities of long-term debt), and 2% short-term debt. These ratios are within acceptable industry ranges. The proposed transaction will not have any material impact on capitalization. Further, since the date of the Financing Orders, there has been no material change in Exelon's level of earnings from EWGs and FUCOs.

         Exelon satisfies all of the other conditions of paragraphs (a) and (b) of Rule 53. With reference to Rule 53(a)(2), Exelon maintains books and records in conformity with, and otherwise adheres to, the requirements thereof. With reference to Rule 53(a)(3), no more than 2% of the employees of Exelon's domestic public utility companies render services, at any one time, directly or indirectly, to EWGs or FUCOs in which Exelon directly or indirectly holds an interest. With reference to Rule 53(a)(4), Exelon will continue to provide a copy of each application and certificate relating to EWGs and FUCOs and relevant portions of its Form U5S to each regulator referred to therein, and will otherwise comply with the requirements thereof concerning the furnishing of information. With reference to Rule 53(b), none of the circumstances enumerated in subparagraphs (1), (2) and (3) thereunder have occurred. Finally, Rule 53(c) by its terms is inapplicable since the proposed transaction does not involve the issue or sale of a security to finance the acquisition of an EWG or FUCO."

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalves by the undersigned thereunto duly authorized.

                                         EXELON CORPORATION

                                         By: /s/  Randall Mehrberg
                                                  ----------------
                                         Name:    Randall Mehrberg
                                         Title:   Executive Vice President
                                                  and General Counsel


                                         INFRASOURCE, INC.

                                         By: /s/  Harvey B. Dikter
                                                  ----------------
                                         Name:    Harvey B. Dikter
                                         Title:   Senior Vice President
                                                  and General Counsel


                                         EXELON SERVICES INC.

                                         By: /s/  John Caraher
                                                  ------------
                                         Name:    John Caraher
                                         Title:   Vice President-Finance


                                         COMMONWEALTH EDISON COMPANY
                                         PECO ENERGY COMPANY
                                         EXELON ENERGY GENERATION COMPANY,LLC

                                         BY EXELON CORPORATION

                                         By: /s/  Randall Mehrberg
                                                  ----------------
                                         Name:    Randall Mehrberg
                                         Title:   Executive Vice President
                                                  and General Counsel


Date: May 30, 2002